UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

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LCA-Vision Inc.
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The following is the transcript of a video made available on various websites on March 24, 2009.

This is Steve Straus, CEO of LCA-Vision.  We are very pleased to present this next installment of our ongoing series to keep you, our constituents, up to date on what's happening with LCA Vision and LasikPlus.

As always, thank you if you've made comments to the past editions. Rest assured they are all considered as we continue to execute on our strategy moving forward.

During our last video, I told you that there were some new changes coming to the Company that would make a difference in the way we conduct our business.  Today, I'm proud to announce that after rigorous clinical research, cost analysis and strategic planning, LCA-Vision has finalized plans to reduce the number of excimer laser platforms at each of our LasikPlus vision centers from three to two.

So what does this mean?

Currently, in most of our centers, we operate three different excimer lasers from three different manufacturers.  Based on narrow technology parameters in the past, we have used three lasers to allow us to treat a wide range of patient conditions. Not surprisingly, technology has improved and we are pleased to be able to take advantage of this opportunity afforded by these advancements in excimer laser platform technology. This allows us to reduce the number to two platforms: Alcon's Wavelight and Abbott Medical Optics' Visx lasers.  With this advanced technology we will continue to treat our full range of patients.

This decision follows a first-of-its-kind, rigorous, contralateral, prospective, randomized study comparable to the rigors of an FDA clinical trial, which was performed under the supervision of our Medical Advisory Board and an outside research specialist.  While all of the excimer lasers we tested performed well, we based our decision on a combination of performance and economic benefits to both our patients and the Company.

By reducing the number of excimer platforms, we will be able to reduce our operating expenses in excess of three million dollars a year once the program is fully executed at the end of the third quarter of this year. This change will simplify our pricing, free up space in our surgery suites, and streamline operational processes while never sacrificing quality or safety.

We will continue to use IntraLase in all of our vision centers.

Using the two excimer lasers we have chosen, our LasikPlus Vision Centers will still be able to continue to offer the same great outcomes to our patients with an expanded range of treatments that includes standard treatment, a custom wavefront-guided treatment and an optimized treatment.

Importantly, as this decision process demonstrates we are getting better at involving the appropriate people in major decisions.  For example, before moving forward with this decision, we involved the Medical Advisory Board in a meticulous analysis.  We also involved the finance team and our MAB finance committee.

We have formed an implementation team that includes representation from operations, marketing, finance, and others so that we can make sure all ideas and concerns are heard as we roll out the changes over the next 4-5 months.

Please be assured that we are partnering with two of the premier ophthalmic companies that are committed to remaining at the forefront of the refractive industry, with a shared commitment to the highest level of service.

Abbott Medical Optics and Alcon are leaders in refractive surgery and are well funded with vast research and development capabilities that will benefit LasikPlus, our employees and our patients.  You will hear more on this in the future additions.

In the meantime, I look forward to speaking to you again soon about more exciting news coming out of LCA-Vision.  I hope you found this edition to be helpful and informative, and look forward to reading any comments you post below.  Until we speak again, I'm Steve Straus.  Good day.

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Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and
www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.